Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of the Porter Bancorp Inc. 2018 Omnibus Equity Compensation Plan on Form S-8 of our report dated February 28, 2018 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Porter Bancorp, Inc. for the year ended December 31, 2017.

Crowe Horwath LLP

Louisville, Kentucky
June 1, 2018